EXHIBIT 99.2

LOCK-UP AGREEMENT

November 10, 2005

To St. Cloud Capital Partners L.P. (“Purchaser”)

Re:          Lock-Up Agreement

Ladies and Gentlemen:

Reference is made to that certain Second Amendment to Note Purchase Agreement dated as of November 9, 2005 by and between Small World Kids, Inc., a Nevada corporation (the “Company”) and Purchaser (the “First Amendment”), pursuant to which the Company is issuing a replacement note (the “Replacement Note”) to Purchaser evidencing the Company’s obligation to repay the principal amount of $2,500,000 plus interest which Replacement Note is convertible at the option of Purchaser into securities of the Company (the “Conversion Shares”), and as additional consideration for the agreement of Purchaser to accept the Replacement Note, the Company has issued to Purchaser additional warrants to acquire an aggregate of 75,000 shares of its Common Stock (the “Additional Warrant Shares”).  The Company has previously issued to Purchaser warrants to purchase 43,750 shares of its Common Stock (the “Prior Warrant Shares”) and issued 81,250 shares of its Common Stock (the “Shares”) in connection with the Note Purchase Agreement dated as of September 16, 2004 (the “Purchase Agreement”) and the Amendment to Note Purchase Agreement dated as of July 20, 2005 (the “Initial Amendment”).

Pursuant to the Purchase Agreement, the Initial Amendment and the First Amendment, and the transactions contemplated therein, the Company has granted Purchaser certain registration rights whereby the Company agreed to grant to Purchaser piggyback rights in a registration statement (“Registration Statement”) covering the resale of the Shares, Conversion Shares, the Prior Warrant Shares and the Additional Warrant Shares (the “Purchaser Securities”) in addition to other securities of the Company owed by Purchaser in an equity financing.

In light of the foregoing transactions, the Company has determined that the prospect of sales of the Purchaser Securities held by the Purchaser within three months from the date that the Registration Statement is declared effective by the SEC (the “Lock-Up Period”) could be detrimental to the Company.  Therefore, the Company has requested that, except as set forth herein, Purchaser agrees not to sell certain of the Purchaser Securities until the expiration of the Lock-Up Period.

The undersigned recognizes that the Purchaser Securities are, or may be, subject to certain restrictions on its transferability, including those imposed by the federal and securities laws.  Notwithstanding these restrictions, Purchaser has agreed to enter into this letter agreement to further assure certain of the Purchaser Securities, now held by Purchaser, will not enter the public market.

Purchaser, therefor, hereby acknowledges and agrees that Purchaser will not, directly or indirectly, without the prior written consent of the Company, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose (collectively, a “Disposition”) any of the Purchaser Securities (the “Lock-Up Shares”), at any time during the Lock-Up Period.  The foregoing restriction is expressly agreed to preclude, among other Dispositions, the holder of Lock-Up Shares from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the applicable Lock-Up Period, even if such Lock Up Shares would be disposed of by someone other than such holder.  Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Lock-Up Shares or with respect to any security (other than a broad based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

Notwithstanding the foregoing, Purchaser may transfer the Lock Up Shares (i) as a bona fide gift or gifts, (ii) as a distribution to limited partners or shareholders of such person; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lock Up Shares subject to the provisions of this letter agreement. Any transferor transferring pursuant to subsections (i) or (ii) above shall notify the Company in writing prior to the transfer.  There shall be no further transfer of such Lock Up Shares except in accordance with this letter agreement.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Lock-Up Shares.  Further, the transfer agent shall deliver a consent in writing to the Company, confirming its obligation to notify the Company in writing upon each removal of the stop transfer instructions.

This Lock-up Agreement replaces and supercedes all prior Lock-up Agreements pertaining to the Purchaser Securities.

Executed this 10th day of November, 2005

Very truly yours,

ST. CLOUD CAPITAL PARTNERS L.P.

By:
Name:
Title:

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